EXHIBIT 5.1

{Letterhead of Kirkpatrick & Lockhart Preston Gates Ellis LLP}

April 25, 2007

Telestone Technologies Corporation
Floor 6 Saiou Plaza No 5 Haiying Road
Fengtai Technology Park
Beijing,  100070 China

Gentlemen and Ladies:

We have acted as counsel to Telestone Technologies Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale by the selling stockholders of (i) 669,444 shares of the Company's Common Stock, par value $0.001 per share (the "Common Shares"), and (ii) 177,403 shares of the Company's Common Stock, par value $0.001, that are issuable upon exercise of common stock purchase warrants (the "Warrant Shares").

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares and the Warrant Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon the foregoing, we are of the opinion that: (i) each of the Common Shares described in the Registration Statement has been duly authorized and validly issued and is fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the terms of the warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the Company’s common stock, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

Kirkpatrick & Lockhart Preston Gates Ellis LLP

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP